Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721; 333-45307; 333-59841; 333-61163; 333-66891; 333-86863; 333-86869; 333-53102; 333-53104; 333-72904; 333-102502; 333-102503; 333-103468; 333-103472; 333-104955; 333-118761; 333-126788 and 333-146464) and on Form S-3 (File Nos. 333-00151; 333-33298; 333-34674; 333-68922; 333-91888; 333-100156; 333-123272; 333-130621; 333-132074; 333-147853; 333-150538; and 333-150653) of Legg Mason, Inc. of our report dated May 29, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCooopers LLP
Baltimore, Maryland
May 29, 2008